Ibotta Reports First Quarter 2024 Financial Results Grew revenue by 43% year-over-year to $82.3 million and non-GAAP revenue by 46% Delivered net income of $9.3 million, representing net income as a percent of revenue of 11%, and Adjusted EBITDA of $22.7 million, representing a 28% Adjusted EBITDA margin Family Dollar and AppCard joined the Ibotta Performance Network (“IPN”), with digital offers now available to both; Schnuck Markets to join IPN later this year DENVER, May 30, 2024 (Globe Newswire) -- Ibotta, Inc. (NYSE: IBTA), a leading technology company providing digital promotions and performance marketing solutions, today announced financial results for the first quarter ended March 31, 2024. “Our unwavering focus on building a profitable, high growth business at scale was visible in our Q1 results, our first quarter reporting as a public company,” said Ibotta CEO and founder, Bryan Leach. “Driven by our mission to Make Every Purchase Rewarding, American consumers have earned over $1.8 billion in cash back rewards on their everyday purchases between our direct-to-consumer (D2C) Ibotta app and through the programs we power behind the scenes for third-party publishers via our IPN. We believe that the Ibotta growth story is in its early innings and that we are well positioned to capitalize on a large and growing market opportunity, with U.S. consumers spending approximately $1.2 trillion in the grocery sector in 2023, and CPG brands outspending every other industry on marketing as a percentage of overall sales – approximately $200 billion every year.” First Quarter 2024 Financial Highlights: ● Total revenue of $82.3 million, representing year-over-year growth of 43%. Excluding a one-time breakage benefit of $1.2 million in the first quarter of 2023, non-GAAP revenue growth was 46%. ● Total redemption revenue of $68.0 million, an increase of 63% year-over year. Excluding a one-time D2C redemption revenue breakage benefit of $1.2 million in the first quarter of 2023, non-GAAP redemption revenue growth was 68%. ● During the quarter, the IPN had 12.5 million redeemers, compared to 4.7 million redeemers in the first quarter of 2023, an increase of 167% year-over-year. The primary driver of year-over-year growth was the expansion of the Walmart program, which initially launched in the third quarter of 2022 to members of Walmart’s paid membership program, Walmart+, and expanded to all Walmart customers with a Walmart.com account in the third quarter of 2023.

● Increased our redemptions to 71.5 million, compared to 43.3 million in the first quarter of 2023, an increase of 65% year-over-year. ● Achieved net income of $9.3 million, representing net income as a percent of revenue of 11%, and adjusted net income of $15.4 million, representing adjusted net income as a percent of revenue of 19%. ● Delivered Adjusted EBITDA of $22.7 million, representing an Adjusted EBITDA margin of 28%. ● Generated cash from operating activities of $19.4 million and free cash flow of $16.9 million. ● On April 22, 2024, Ibotta completed its initial public offering (IPO), raising $197.5 million in net proceeds by selling 2.5 million primary shares with an additional 5.0 million secondary shares sold by certain selling stockholders. The following table summarizes the Company’s consolidated financial results for the first quarter ended March 31, 2024:

The following table summarizes the Company's performance metrics for the first quarter ended March 31, 2024:

	Three months ended March 31,		
	2024	2023	% Change
	(in thousands, except per redeemer and per redemption figures)		
Performance Metrics			
Redemptions:			
Direct-to-consumer redemptions	27,675	31,687	(13)%
Third-party publisher redemptions	43,791	11,586	278 %
Total redemptions	71,466	43,273	65 %
Redeemers:			
Direct-to-consumer redeemers	1,928	1,948	(1)%
Third-party publisher redeemers	10,559	2,734	286 %
Total redeemers	12,487	4,682	167 %
Redemptions per redeemer:			
Direct-to-consumer redemptions per redeemer	14.4	16.3	(12)%
Third-party publisher redemptions per redeemer	4.1	4.2	(2)%
Total redemptions per redeemer	5.7	9.2	(38)%
Redemption revenue per redemption:			
Direct-to-consumer redemption revenue per redemption	$ 1.19	$ 1.05	13 %
Third-party publisher redemption revenue per redemption	$ 0.80	$ 0.73	10 %
Total redemption revenue per redemption	$ 0.95	$ 0.96	(1)%

First Quarter 2024 Business Highlights:

- Family Dollar officially joined the IPN, benefiting customers with access to more national offers, increased flexibility for digital rewards and an improved shopping experience. The partnership aims to advance Family Dollar's digital engagement and customer experience strategy, ultimately driving more value and loyalty among its customers in over 8,000 store locations. The multi-year agreement, in which Ibotta is the exclusive provider of digital promotions, expands the array of offer types Ibotta supports to include digital coupons.
- We announced that AppCard, a leading personalized marketing and shopper analytics solution for independent grocers, joined the IPN to deliver and offer content at scale to independent grocers across the nation. Our digital offers will be available to an additional 25 million shoppers and 2,000 stores across 375 AppCard independent grocers.
- Subsequent to the quarter-end, Ibotta and Schnuck Markets Inc. (Schnucks) agreed to partner together to bring Schnucks' customers savings on their groceries. Digital offers from the IPN will become available to Schnucks' customers later this year. In addition, Ibotta and Schnucks plan to collaborate on research and development initiatives related to novel ways of delivering personalized savings to consumers.
- Earlier this month, Ibotta was named a Top Workplace by The Denver Post, ranking third in the large company category in Colorado. The Company was chosen for this award based on anonymous feedback from employees.

Financial Guidance: Second quarter 2024 outlook summary: ● Revenue of $83.5 - $86.5 million, a year-over-year increase of 25% at the midpoint on a non-GAAP basis excluding the breakage benefit during the second quarter 2023. ● Adjusted EBITDA of $19.5 - $22.5 million, representing a margin of 25% at the midpoint. Guidance for Adjusted EBITDA excludes interest expense, net, depreciation and amortization, stock-based compensation, change in fair value of derivative, provision for income tax, and other expense, net. We have not reconciled Adjusted EBITDA to GAAP net income because we do not provide guidance on GAAP net income and would not be able to present the various reconciling cash and non-cash items between the GAAP and non-GAAP financial measures since certain items that impact these measures are uncertain or out of our control, or cannot be reasonably predicted, including share-based compensation expense, without unreasonable effort. The actual amounts of such reconciling items could have a significant impact on the Company's GAAP net income. Use of Non-GAAP Financial Information Included within this press release are the non-GAAP financial measures of non-GAAP revenue, non-GAAP redemption revenue, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted net income (loss) per share and free cash flow that supplement the condensed financial statements of the Company prepared under generally accepted accounting principles (GAAP). The non-GAAP financial information is presented for supplemental informational purposes only and is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Please see the accompanying tables for reconciliations of these non-GAAP financial measures to their nearest GAAP equivalents. Non-GAAP revenue and non-GAAP redemption revenue exclude the breakage benefit. Adjusted EBITDA is earnings before interest expense, net, depreciation and amortization, stock-based compensation, change in fair value of derivative, provision for income taxes, and other expense, net. Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percent of revenue. Adjusted Net Income excludes charges and the related income tax effects for stock-based compensation and change in fair value of derivative. The income tax effect of non-GAAP adjustments is the difference between GAAP and non-GAAP income tax expense. Non-GAAP income tax expense is computed on non-GAAP pre-tax income (GAAP pre-tax income adjusted for non-GAAP adjustments). Adjusted diluted net income (loss) per share is calculated as adjusted net income divided by diluted weighted average common shares outstanding. Free cash flow is defined as cash provided by operating activities, less additions to property and equipment and capitalization of software development costs.

The Company's management believes that these non-GAAP measures can assist investors in evaluating the Company's operational trends, financial performance, and cash-generating capacity. Management believes these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures versus their nearest GAAP equivalents. Other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. First Quarter 2024 Financial Results Webcast and Conference Call Details When: Thursday, May 30, 2024 at 2:30 p.m. MT/ 4:30 p.m. ET Live Call: US/Canada: 877-405-1211; International: +1 215-268-9896 Webcast: ir.ibotta.com Audio replay: An audio replay of the call will be available beginning about two hours after the call. To listen to the replay in the United States please dial 877-660-6853 (replay code 13746475). Outside of the United States, please dial 201-612-7415. Key Business Terms and Notes Ibotta Performance Network (IPN): An AI-enabled technology platform that allows CPG brands to deliver digital promotions to consumers via a network of publishers, in a coordinated fashion and on a fee-per-sale basis. One-time Breakage Benefit: On the Company’s balance sheet, the Company has a user redemption liability balance that is an accumulation of direct-to-consumer redeemers’ account balances net of estimated breakage. Consumers’ accounts that have no activity for six months are considered inactive and charged a $3.99 per month maintenance fee (i.e., breakage) until the balance is reduced to zero or new activity ensues. Every month the user redemption liability increases by the amount credited to D2C redeemers for redemptions and is offset by D2C redeemer cash outs, actual inactivity maintenance fees, and estimated breakage. The Company estimates breakage at the time of user redemption and reduces the user redemption liability accordingly. In 2023, the Company made an update to fix a software error to correctly charge maintenance fees to all inactive D2C redeemers on a go-forward basis. This change resulted in a short-term benefit to U.S. GAAP revenue in 2023. For the three months ended March 31, 2023, the breakage benefit to revenue totaled $1.2 million. There was no breakage benefit associated with the three months ended March 31, 2024.

Redeemers: A consumer who has redeemed at least one digital offer within the quarter. If a consumer were to redeem on more than one publisher during that period, they would be counted as multiple redeemers. Redemptions: A verified purchase of an item qualifying for an offer by a client on the IPN. Redemption Revenue: The Company’s customers promote their products and services to consumers through cash back offers on the IPN. The Company earns a fee per redemption, which is recognized in the period in which the redemption occurred. The Company may also charge fees to set up a redemption campaign which are deferred and recognized over the average duration of historical redemption campaigns. About Ibotta ("I bought a...") Ibotta (NYSE: IBTA) is a leading performance marketing platform allowing brands to deliver digital promotions to over 200 million consumers through a network of publishers called the Ibotta Performance Network (IPN). The IPN allows marketers to influence what people buy, and where and how often they shop – all while paying only when their campaigns directly result in a sale. American shoppers have earned over $1.8 billion through the IPN since 2012. The largest tech IPO in history to come out of Colorado, Ibotta is headquartered in Denver, and is continually listed as a top place to work by The Denver Post and Inc. Magazine. Forward-Looking Statements This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements relating to expectations concerning matters that are not historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives, and expectations of management with respect to the Company’s industry, growth and strategy, and partnership opportunities and initiatives, and the Company’s ability to successfully leverage such opportunities and initiatives, to increase customer engagement and value, industry and market trends, and the Company’s financial guidance, such as revenue and Adjusted EBITDA.. When words such as “believe,” “expect,” “anticipate,” “will”, “outlook” or similar expressions are used, the Company is making forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give readers any assurance that such expectations will prove correct. These forward-looking statements involve risks, uncertainties and assumptions, including those related to the Company’s relatively limited operating history, which makes it difficult to evaluate the Company’s business and prospects, the demands and expectations of clients and the ability to attract and retain clients. The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond the control of the Company. These and other factors are disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not intend to update any forward-looking statement contained in this press release to reflect events or circumstances arising after the date hereof, except as required by law.

Ibotta, Inc. CONDENSED STATEMENTS OF OPERATIONS (In thousands, except share and per share amounts, unaudited)

Ibotta, Inc. CONDENSED BALANCE SHEETS (In thousands, except share and per share amounts, unaudited)

Ibotta, Inc. CONDENSED STATEMENTS OF CASH FLOWS (In thousands, except share, per share and par value amounts, unaudited)

The following table disaggregates the Company’s direct-to-consumer and third-party publishers revenue by redemption and ad & other revenue: The following tables show the Company’s non-GAAP financial metrics reconciled to the comparable GAAP financial metrics included in this release:

Contact Corporate Communications Hilary O’Byrne, hilary.obyrne@ibotta.com Investor Relations Shalin Patel, shalin.patel@ibotta.com